Exhibit 99.1

           LOGILITY REPORTS FIRST QUARTER OF FISCAL YEAR 2006 RESULTS

   LICENSE FEES INCREASED 72% AND OPERATING INCOME INCREASED 185% COMPARED TO
                                   PRIOR YEAR

    ATLANTA, Sept. 7 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the first quarter of fiscal year 2006.

    Key financial highlights for Logility include:
     - Software license fees for the quarter ended July 31, 2005 were $2.4 million, an increase of 72% over the first quarter of fiscal 2005;
     - Services and other revenues for the quarter ended July 31, 2005 were $1.4 million, an increase of 15% over the first quarter of fiscal 2005;
     - Maintenance revenue fees for the quarter ended July 31, 2005 were $4.0 million, an increase of 46% over the first quarter of fiscal 2005;
     - Total revenues for the quarter ended July 31, 2005 were $7.9 million, an increase of 46% over the first quarter of fiscal 2005; and
     - Operating Income for the quarter ended July 31, 2005 was $759,000, an increase of 185% over the first quarter of fiscal 2005.

    GAAP net earnings were $869,000 or $0.07 earnings per fully diluted share for the first quarter of fiscal 2006 compared to net earnings of $377,000 or $0.03 earnings per fully diluted share for the first quarter of fiscal 2005. Adjusted net earnings for the quarter ended July 31, 2005, which excludes the acquisition related intangibles costs, were $956,000 or $0.07 earnings per fully diluted share compared to $377,000 or $0.03 earnings per fully diluted share for the same period last year. The first quarter of fiscal 2005 financial data does not include revenue or expenses from our Demand Management subsidiary, as the Demand Management acquisition occurred on September 30, 2004.

    The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

    During the quarter, Logility purchased approximately 272,000 of its shares on the open market under the current stock buyback program at a cost of approximately $1.6 million. There are approximately 269,000 shares remaining to purchase under the current stock buyback authorization.

    The overall financial condition of the Company remains strong with cash and investments of approximately $24.4 million and no debt.

    "We are pleased with our revenue and operating earnings growth for the first quarter. The growth was fueled by a 72% increase in license fees and a 46% improvement in maintenance revenue," said J. Michael Edenfield, Logility president and chief executive officer. "We believe Logility is well positioned to meet the supply chain needs of distribution-intensive businesses and will continue to invest aggressively in new product capabilities and global growth opportunities to better serve our customers and shareholders."

    Highlights for the first fiscal quarter of fiscal 2006 include:

     Customers
     - Notable new and existing customers placing orders with Logility in the first quarter include Ames True Temper Company, Cole-Parmer, Dixie-Pacific, Franco Manufacturing, Hansen Beverage, Kidde, KR Castlemaine Foods, Louisiana Pacific Corporation, Nutra Manufacturing, Wm. Wrigley Jr. Company, Standard Motor Products, Ventura Foods and W.S. Badcock
       Home Furniture.
     - Farley's & Sathers Candy Company Inc. announced selection of Logility Voyager Solutions(TM) as part of a corporate-wide initiative to improve forecast accuracy, optimize inventory investments and extend its production planning horizon for greater supply chain flexibility and efficiency.
     - AberdeenGroup recently highlighted a Logility consumer goods customer in a "Best Practices in Transportation Management" report for excellence in customer service and warehouse optimization, and for significant freight savings over the past three consecutive years. The consumer goods company uses Logility Voyager Transportation Planning & Management(TM) to help save time, labor and freight costs by automating shipment planning and execution all while improving customer service with a tightly integrated order fulfillment process.
     - The Coleman Company, Inc., manufacturer and distributor of products for camping, backpacking, tailgating, backyard grilling and other outdoor leisure-time activities, extended its use of Logility Voyager Solutions to include the latest version of Transportation Planning and Management with Internet-enabled carrier collaboration. The Coleman Company implemented the software on budget and on time in under five months.

     Products and Technology
     - Logility held its latest Supply Chain Power Hour webcast, "Hit the Road:
       Reduce Costs and Improve Service with Automated Transportation Management." The webcast helped educate logistics and transportation executives about the latest technology to help improve customer service and retailer compliance while simultaneously aiding collaboration and reducing the amount of paperwork between shippers and carriers. Speakers participated from The Coleman Company, Inc., Adjoined Consulting and Logility.

     - Global Logistics and Supply Chain Strategies magazine named Logility to its third annual "100 Great Supply Chain Partners Report." The report is the result of a six-month poll that asked logistics and supply chain professionals to nominate vendors and service providers whose solutions help drive overall business performance.

     - Inbound Logistics magazine named Logility as a 2005 Top 100 Logistics IT Provider for the eighth consecutive year. The selection process included comparison of more than 500 logistics IT providers and their ability to deliver solutions to meet the diverse needs of the Inbound Logistics' readers.

    About Logility
    With more than 1,100 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point- of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, Bissell, BP (British Petroleum), Huhtamaki UK, Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Mill's Pride, Pernod Ricard, Rand McNally, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority owned subsidiary of American Software (Nasdaq: AMSAE). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

    Forward-Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2005 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404)
264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

    Logility Voyager Solutions is a trademark of Logility and Demand Solutions is a registered trademark of Demand Management. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

                                 LOGILITY, INC.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                             First Quarter Ended
                                                  July 31,
                                      ---------------------------------
                                                                 Pct
                                         2005        2004        Chg.
                                      ---------   ---------   ---------
Revenues:
   License                            $   2,436   $   1,414          72%
   Services & other                       1,447       1,260          15%
   Maintenance                            4,020       2,757          46%
      Total Revenues                      7,903       5,431          46%

Cost of Revenues:
   License                                1,005         860          17%
   Services & other                         872         662          32%
   Maintenance                              927         440         111%
      Total Cost of Revenues              2,804       1,962          43%
Gross Margin                              5,099       3,469          47%

Operating expenses:
   Research and development               1,655       1,331          24%
   Less: capitalized development           (617)       (670)         (8)%
   Sales and marketing                    2,187       1,857          18%
   General and administrative             1,028         685          50%
   Acquisition related amortization
    of intangibles                           87           -          nm

      Total operating expenses            4,340       3,203          35%
Operating earnings                          759         266         185%
   Other income                             143         111          29%
Income before income taxes                  902         377         139%
   Income tax provision                      33           -           -
Net Earnings                          $     869   $     377         131%
Earnings per common share - Basic     $    0.07   $    0.03         133%
Earnings per common share - Diluted   $    0.07   $    0.03         133%

Weighted average number of common
 shares
      Basic                              12,874      13,092
      Diluted                            13,280      13,298

Reconcilitaiton of Adjusted Net
 Income:
Net Earnings                          $     869   $     377
Acquisition related amortization of
 intangibles                                 87           -
Adjusted Net Earnings                 $     956   $     377

Adjusted Net Earnings per Share       $    0.07   $    0.03

nm- not meaningful

                     Consolidated Balance Sheet Information
                                 (in thousands)
                                   (Unaudited)

                                             July 31,
                                      ---------------------
                                         2005        2004
                                      ---------   ---------
Cash and Short & Long term
 investments                          $  24,399   $  31,476
Accounts Receivable:
   Billed                                 4,822       1,542
   Unbilled                               1,315       1,476
Total Accounts Receivable, net            6,137       3,018
Prepaids & Other Current Assets           1,527         424
Non-current Assets                       14,984       7,011
     Total Assets                     $  47,047   $  41,929

Accounts Payable                      $     162   $     161
Other Current Liabilities                 7,074       3,718
Deferred Revenues                         9,501       5,564
Shareholders' Equity                     30,310      32,486
     Total Liabilities &
      Shareholders' Equity            $  47,047   $  41,929

SOURCE  Logility, Inc.
    -0-                             09/07/2005
    /CONTACT: Vincent C. Klinges, Chief Financial Officer of Logility, Inc., +1-404-264-5477/
    /Company News On-Call:  http://www.prnewswire.com/comp/120967.html /
    /Web site:  http://www.logility.com /